UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 10, 2005

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 10, 2005, Andrew D. Miller was appointed Principal Accounting Officer of Autodesk, Inc. Mr. Miller, age 44, joined Autodesk in May 2003 as Vice President of Finance and Corporate Controller. Prior to joining Autodesk, Mr. Miller was Senior Vice President and Chief Financial Officer at MarketFirst Software, Inc, an enterprise marketing automation software company, from September 2000 to November 2002, and he was Vice President of Worldwide Finance at Cadence Design Systems Inc., an electronic design automation software company, from November 1999 to September 2000.

Effective March 10, 2005, Alfred J. Castino, Autodesk’s Senior Vice President, Chief Financial Officer and Principal Accounting Officer, resigned from his position as Principal Accounting Officer. Mr. Castino will continue to serve as Autodesk’s Chief Financial Officer.

Item 8.01. Other Events.

On March 10, 2005, Mr. Miller adopted a pre-arranged stock trading plan to, over time, exercise certain options to purchase Autodesk common stock and automatically sell the shares issued on exercise of such options in accordance with the plan’s specifications. The plan was established as part of Mr. Miller’s individual long-term strategy for asset diversification and liquidity and must be in effect at least 90 days before trading commences. The plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, as well as guidelines adopted by the Autodesk Board for individuals who elect to enter into 10b5-1 trading plans.

The transactions under this plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission.

Rule 10b5-1 permits individuals who are not in possession of material, non-public information to establish pre-arranged plans to buy or sell company stock. Using these plans, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ Alfred J. Castino
Alfred J. Castino Senior Vice President and Chief Financial Officer

Date: March 16, 2005